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                                                                     Exhibit 4.3

                                                            CONSULTING AGREEMENT

THIS MEMORANDUM is evidence of a consulting agreement (the "Agreement") entered into on the 1st of April, 2001 between I-TRANSACTION.NET, INC. (the "Corporation") and KRISTIAN LAVEREAU (the "Consultant"):

1.       RECITALS
1.1 The Corporation has agreed to engage the services of the Consultant and the Consultant has agreed to render his services to the Corporation upon the terms and conditions herein contained.

2.       ENGAGEMENT
2.1 The Consultant irrevocably agrees to provide his exclusive services to the Corporation, or such affiliated or related entity of the Corporation as the Corporation may deem more appropriate from time to time for taxation or business reasons (and for purposes of this agreement, such affiliated or related entity or entities are included in the definition of the "Corporation");

2.2 The Consultant agrees to devote his full time and attention to the Corporation as may be reasonably required by the Corporation for the fulfillment of the Consultant's services as set out herein.

2.3 The Consultant's services shall include INTER ALIA, all services consistent with the office of Director, Business Operations (the "Services"), and without limiting the generality of the foregoing, the Consultant shall:
         (1) perform those duties that may reasonably be expected to be performed by a Director, Business Operations, diligently and faithfully to the best of the Consultant's abilities and in the best interests of the Corporation;
         (2) be responsible for the day to day operations of the Corporation;
         (3) use his best efforts to promote the business, interests, and goodwill of the Corporation;
         (4) report to the Board of Directors of the Corporation on the management, operations and business affairs of the Corporation;
         (5) advise the Board of Directors of the Corporation to the best or his ability and in accordance with reasonable business standards on business matters that arise from time to time.

3.       REPRESENTATIONS, WARRANTIES AND COVENANTS
3.1 The Consultant represents, warrants and covenants that the Consultant has the right and capacity to enter into and to perform his obligations under this agreement.

4.       CONSULTANT'S COMPENSATION
4.1 The Corporation shall pay to the Consultant a fee in return for his services hereunder in the amount of $75,000.00 United States dollars, less deductions or withholdings required by law and any other deductions that are mutually agreed (the "Fee"). The Corporation may, at its sole discretion, choose to pay the Fee to the Consultant by issuing stock of the Corporation to the Consultant, in which case stock of the Corporation shall be issued on the basis of $0.055/share and the Consultant shall receive a maximum of 1,363,636 shares, of which up to 497,000 may be free-trading shares ("Registered Shares) and the balance (866,636) shall be restricted shares ("Restricted Shares"). The Corporation undertakes and commits to registering the Registered Shares issuable in respect of the Consultant's Fee for resale under the Securities Act of 1933, as amended. Further, and notwithstanding any consent of ITNI, Consultant understands that the Restricted Shares issuable in respect of the Consultant's Fee have not been registered under the Securities Act of 1933. The Consultant agrees that the Restricted Shares issuable in respect of the Consultant's Fee may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred except pursuant to an effective registration statement under the Securities Act of 1933, or an opinion of counsel satisfactory to the Corporation that registration is not required under such Act or unless sold pursuant to Rule 144 under such Act.


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5.       TERM
5.1 The term of the Agreement shall be for a period of twelve (12) months commencing on the latest date indicated beside the parties signatures hereon, unless and until terminated in accordance with the terms hereof.

5.2 The Corporation shall have the ability to suspend the Agreement during the period of any mental, physical or other disability or incapacity of the Consultant which prevents the Consultant from fully performing the terms hereof or complying with any obligation of the Consultant to be performed hereunder; provided always that the Corporation shall have the right at its option to terminate the Agreement at any time during the continuance of any contingency mentioned in this paragraph 6.3 in the event that such contingency continues for twelve consecutive weeks, or an aggregate period of six (6) months in any eighteen (18) month period.

5.3      The Corporation may terminate the Agreement:
         (1) at any time without notice or payment in lieu of notice for cause and the Consultant shall cease to be engaged by the Corporation effective forthwith upon such termination;
         (2) at any time without notice or payment in lieu of notice upon the death of the Consultant, and the Consultant shall cease to be engaged by the Corporation effective forthwith upon the Consultant's death;
         (3) at the end of the initial term or renewal term thereof, by written notice given to the Consultant at least two (2) weeks prior to the expiration of the then current term, and the Consultant shall cease to be engaged by the Corporation effective forthwith, and the Corporation shall pay to the Consultant those sums owing to the Consultant for the said two-week period, and Consultant shall receive same in full and final satisfaction of any and all liabilities or obligations of the Corporation arising out of this Agreement.

5.4 The Consultant may terminate his engagement at any time on two (2) weeks written notice to the Corporation, and the Consultant shall cease to be engaged by the Corporation effective forthwith, and the Corporation shall pay to the Consultant those sums owing to the Consultant for the said two-week period, and Consultant shall receive same in full and final satisfaction of any and all liabilities or obligations of the Corporation arising out of this Agreement.

5.5      For purposes of this Agreement, "for cause" means:
         (1) the continued failure of the Consultant to perform his duties according to the terms of his engagement;
         (2) a breach by the Consultant of his fiduciary obligation to the Corporation;
         (3) a failure by the Consultant to exercise the minimum standard of care required of him in performance of his duties as President;
         (4) criminal dishonesty intended to or resulting in personal gain to the Consultant at the Corporation's expense; sexual harassment of employees or contractors or customers, and other criminal, immoral or improper conduct;
         (5) the engaging in of any act which is materially injurious to the Corporation, financially or otherwise.

6.       OBLIGATIONS UPON TERMINATION
6.1 Except as expressly provided herein, the Consultant shall not be entitled to any compensation or other benefits in the event of the termination of the Consultant's engagement with the Corporation. Any payments made pursuant to this Article 7 shall be in full satisfaction of all claims the Consultant may have against the Corporation, its subsidiaries, affiliates, directors and officers, under the applicable engagement standards legislation, or any successor or applicable legislation, at common law, or otherwise, in respect of any matters pertaining to the engagement of the Consultant or the termination thereof.

6.2 The Consultant agrees to accept such notice, or such payment in lieu of notice as is required to

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         be given under applicable engagement legislation in full satisfaction of all actions, causes of action, claims, and demands of every nature or kind arising out of or in any way connected with the engagement of the Consultant by the Corporation and the termination thereof, and the Consultant further agrees to execute, immediately upon receipt of such notice and/or payment, a full and final release of the Corporation from all actions, causes of action, claims and demands of every nature or kind arising out of or in any way connected with the engagement of the Consultant by the Corporation and the termination thereof.

7.       CONFIDENTIAL INFORMATION
7.1 The Consultant acknowledges and agrees that the Consultant will be privy to certain information, including data, processes, "know-how," systems, tangible materials, apparatus, methods, procedures, agreements, memoranda, plans, customer lists, contracts, finances, programs, projects, business affairs, ideas, and other information relating to the undertakings of the Corporation, some of which will be contributed in whole or in part by the Consultant, and all of which are valuable, special and unique assets of the Corporation, (all hereinafter called the "Proprietary Information") and that the Proprietary Information is the property of the Corporation, which the Corporation is entitled to protect.

7.2 As a material inducement to the Corporation to employ or to continue to employ the Consultant and to pay to the Consultant to compensation for such services to be rendered to the Corporation by the Consultant (it being understood and agreed by the parties that the compensation shall also be paid and received in consideration), the Consultant agrees that the Consultant shall not, except with the prior written consent of the Corporation, or except as necessary for the performance of the Services in connection with the Corporation's business and in accordance with the Corporation's business practices and engagement policies, at any time during or following the term of the Consultant's engagement by the Corporation, directly or indirectly, disclose, divulge, publish, reveal, report, transfer or use for any purpose any of the information which has been obtained or disclosed to the Corporation as a result of the Consultant's engagement by the Corporation, including any of the Proprietary Information.

7.3 Failure to mark any of the Proprietary Information as confidential, proprietary or protected shall not affect its status as part of the Proprietary Information under the terms of this Agreement.

7.4 Disclosure of any information of the Corporation shall not be prohibited if the disclosure is directly pursuant to a valid and existing order of a court of competent jurisdiction or governmental body or agency within North America; provided, however, that (a) the Consultant shall first have given prompt notice to the Corporation of any possible or prospective order (or proceeding pursuant to which any order may result), and (b) Corporation shall have been afforded a reasonable opportunity to prevent or limit any disclosure.

7.5 For the purposes of this Agreement, Proprietary Information shall not include information which is or becomes publicly available without breach of (a) this Agreement, (b) any other agreement or instrument to which the Corporation is a party or a beneficiary or (c) any duty owed to the Corporation by the Consultant or any third party; provided, however, that the Consultant acknowledges and agrees that, except as otherwise provided herein, if the Consultant shall seek to disclose, divulge, reveal, report publish, transfer or use, for any purpose, any Proprietary Information, the Consultant shall bear the burden of proving that any information shall have become publicly available without any breach.

8.       OUTSIDE ACTIVITIES
8.1 The Consultant agrees that his engagement with the Corporation is exclusive to the Corporation, and that similar work of any nature elsewhere or participation in any business similar to that carried on by the Corporation is prohibited unless previously approved by the Corporation in writing. The Consultant shall immediately disclose to the Corporation the facts of any situation or circumstances where a conflict of interest appears to be present so that a determination can be made by Corporation's board of directors as to whether such conflict of interest does exist. The Consultant shall take whatever action is deemed to be necessary by the board of directors of the Corporation to resolve such conflict of interest. The Consultant understands and agrees that exception to this policy will not be made if the Corporation believes such outside work could, in any way, interfere with the Consultant's performance or responsibilities or such participation could constitute a conflict of interest.

9.       RELATIONSHIP
9.1 Except to the extent that the Parties otherwise agree in writing, this Agreement does not constitute and shall not be construed as constituting a partnership, joint venture, or employer/employee relationship between the Parties. The Consultant shall at all times remain an independent contractor of the Corporation, and neither party shall represent itself to be a employee of the other, nor assume any obligation or enter into any contract on behalf of the other.

10.      NOTICES
10.1 Any notice required or permitted to be given hereunder may be effectively given by facsimile transmission or prepaid registered mail.

10.2 If delivered by facsimile transmission, any such notice shall be deemed to have been given on the date and at the time shown on the facsimile transmission report therefore, If mailed as aforesaid, any such notice shall have been deemed to have been given on the second business day following that on which the letter containing the notice is posted; and if delivered as aforesaid, any notice shall be deemed to have been given on the date of delivery. Any party to the Agreement may change its address for service from time to time by notice given in accordance with the foregoing.

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11.      GENERAL PROVISIONS
11.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

11.2 No waiver by either party or any breach of this Agreement by the other party shall be deemed to be a waiver of any preceding or succeeding breach hereof.

11.3 A provision of this agreement which is found by a court of competent jurisdiction to be unlawful or unenforceable shall be severed from the agreement without affecting the enforceability of any other provision.

11.4 The rights which accrue to the Corporation under this Agreement shall pass to its successors or assigns. The rights of the Consultant under this Agreement are not assignable or transferable in any manner.

11.5 The headings in this agreement are for convenience only, and shall not be of any effect in construing the contents of the respective Articles.

11.6 This Agreement shall be binding upon the heirs, executors, administrators, legal and personal representatives and assigns of the parties hereto.

11.7 This Agreement constitutes the entire understanding between the parties and supersedes all prior agreements, written or oral, express or implied, between the parties with respect to the subject matter hereof, and such prior agreements are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of action, causes of action, claims or demands under or in respect of any such prior agreement.

11.8 This Agreement cannot be modified except by a written instrument signed by both parties hereto.

11.9 The Consultant acknowledges that he has read and understands this Agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

11.10 This Agreement and any appendicies or schedules hereto may be executed in any number of counterparts with the same effect as if all the Parties had signed the same document; all counterparts shall be construed together and shall constitute one (1) agreement. This Agreement may be delivered by facsimile transmission.

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12.      EXECUTION
12.1 As evidence of their agreement, the parties have signed below on the date first written above.

         I-TRANSACTION.NET, INC.



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         Per:



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         Kristian Lavereau